                                                                   EXHIBIT 21

                     SUBSIDIARIES OF MAIC HOLDINGS, INC.


Mutual Assurance, Inc. (Alabama)
        Mutual Assurance Agency of Ohio, Inc. (Ohio)
        MAI Corporation (Delaware)
                Mutual Assurance Agency, Inc. (Alabama)
                PROActive Insurance Corporation (Alabama)
                Educational Services Institute, Inc. (Alabama)

Medical Assurance of West Virginia, Inc. (West Virginia)
Physicians Insurance Company of Indiana (Indiana)
MOMED Holding Co. (Missouri)
        Missouri Medical Insurance Company (Missouri)
        Professional Liability Associates, Inc. (Missouri)
        Momedico Professional Services, Inc. (Missouri)